    As filed with the Securities and Exchange Commission on January 28, 1998
                                                  Registration No. 333-44341


================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              -------------------

                          PRE-EFFECTIVE AMENDMENT NO. 1



                                       TO


                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               BIKERS DREAM, INC.
             (Exact name of Registrant as Specified in its Charter)

                                   California
                                   ----------
                         (State or other jurisdiction of
                         incorporation or organization)

                                   33-0140149
                                   ----------
                      (IRS Employer Identification Number)


                                1420 Village Way
                           Santa Ana, California 92705
                                 (714) 835-8464
                                 --------------
               (Address, Including Zip Code, and Telephone Number,
        including area code, of Registrant's Principal Executive Offices)

                              -------------------

                     Herm Rosenman, Chief Executive Officer
                               Bikers Dream, Inc.
                                1420 Village Way
                           Santa Ana, California 92705
                           ---------------------------
                       (Name, Address, Including Zip Code,
                         and Telephone Number, Including
                        Area Code, of Agent for Service)

                                    Copy to:
                             Leonard J. McGill, Esq.
                              Day Campbell & McGill
                             3070 Bristol, Suite 650
                          Costa Mesa, California 92626
                                 (714) 429-2900

                              -------------------

         Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement comes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]


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                         CALCULATION OF REGISTRATION FEE



                                                   Proposed               Proposed
                                                   Maximum                Maximum
Title of Securities To       Amount To Be          Offering Price         Aggregate Offering       Amount of
Be Registered                Registered            Per Share(1)           Price(1)                 Registration Fee
----------------------       ------------          --------------         ------------------       ----------------
Common Stock,                245,616               $0.812(2)              $199,440                 $60.44
no par value

Previously Paid                                                                                    $60.44

TOTAL DUE                                                                                          0


(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457.


(2) Based on the average of the bid and asked prices on January 13, 1998, as reported on NASDAQ.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

SUBJECT TO COMPLETION
DATED JANUARY 27, 1998



                         245,616 Shares of Common Stock


                                  BIKERS DREAM

         This Prospectus relates to 245,616 shares of Common Stock ("Common Stock") of Bikers Dream, Inc., a California corporation (the "Company" or "Bikers Dream"), heretofore issued to the person listed as the Selling Shareholder. Such shares of Common Stock are being offered for the account of the Selling Shareholder, and will be sold from time to time by the Selling Shareholder on the over-the-counter market at their prevailing prices, or in negotiated transactions. The Company will receive no proceeds from the sale of such shares of Common Stock by the Selling Shareholder. The expenses of preparing and filing the Registration Statement of which this Prospectus forms a part are being paid by the Company.

                              -------------------

   THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
                                   FACTORS."

                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------


         The shares offered hereby are "restricted securities" under the Securities Act of 1933, as amended (the "Act"). This Prospectus has been prepared for the purpose of registering the shares under the Act to allow for future sales by the Selling Shareholder to the public without restriction. To the knowledge of the Company, the Selling Shareholder has made no arrangement with any brokerage firm for the sale of the shares. The Selling Shareholder may be deemed to be an "underwriter" within the meaning of the Act. Any commissions received by a broker or dealer in connection with resales of the shares may be deemed to be underwriting commissions or discounts under the Act. See "Plan of Distribution."


         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                              -------------------

                The date of this Prospectus is January __, 1998.

         The Company's Common Stock is traded on the National Association of Securities Dealers Electronic Bulletin Board ("NASD Electronic Bulletin Board") under the symbol BIKR. On January 26, 1998, the last reported bid and ask prices for such shares, as reported by the NASD Electronic Bulletin Board, were $0.812 per share.


         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING CONTEMPLATED HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission. Reports, proxy statements and other information filed by the Company with the Securities and Exchange Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 75 Park Place, New York, New York 10007; and the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621; and copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and informational statements electronically filed with the Commission. The address of such site is http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The documents listed below have been filed by the Company with the Securities and Exchange Commission and are incorporated herein by reference:

         (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996;

         (b) The Company's Current Reports on Form 8-K filed January 7, 1997, February 14, 1997 and September 29, 1997;

         (c) The Company's Current Report on Form 8-K/A filed April 15, 1997;

         (d) The Company's Quarterly Reports on Form 10-QSB filed May 20, 1997, August 19, 1997 and November 14, 1997;

         (e) The Company's Amended Quarterly Reports on Form 10-QSB/A filed on November 14, 1997 and November 19, 1997; and

         (f) The description of the Company's Common Stock contained in the Registration Statement filed pursuant to Section 12 of the Exchange Act, together with all amendments or reports filed for the purpose of updating such description.


         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering of Common Stock offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


         The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been incorporated into this Prospectus by reference (other than exhibits to such documents). Requests for such copies should be directed to Herm Rosenman, Chief Executive Officer, Bikers Dream, Inc., 1420 Village Way, Santa Ana, California 92705 (Telephone:(714) 835-8464).

                                   THE COMPANY

         The Company sells and services used Harley-Davidson motorcycles and sells aftermarket parts and accessories for Harley-Davidson motorcycles. In addition, the Company, through its wholly owned subsidiary, Ultra Acquisition Corporation, a Nevada corporation ("UAC"), purchased from Mull Acres Investments, Inc. ("Mull Acres") certain assets, including equipment and inventory, of Mull Acres' Ultra Kustom Cycles and Ultra Kustom Parts divisions that had been used in connection with the manufacture, distribution and sale of motorcycles and motorcycle parts and accessories, and the Company, through UAC, now engages in these businesses.

         The Company, which was formerly known as HDL Communications, was incorporated in California in October, 1985. The Company was engaged in the publishing business until June, 1989, when it discontinued operations. The Company remained inactive until March 13, 1995 when it acquired Bikers Dream, Inc., a California corporation engaged in sales and service of used Harley-Davidson motorcycles and in retail sales of aftermarket accessories and parts for Harley-Davidson motorcycles. Prior to its acquisition of Bikers Dream, Inc., the Company effected a 1 for 1,363.341473 reverse split of its outstanding Common Stock. After the acquisition, Bikers Dream, Inc. was merged into HDL Communications and HDL Communications changed its name to Bikers Dream, Inc. For accounting purposes, Bikers Dream is considered to be the acquiror of HDL Communications.

         The Company's principal executive offices are located at 1420 Village Way, Santa Ana, California 92705, and its telephone number is (714) 835-8464.

                                  RISK FACTORS

         In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered by this Prospectus. An investment in the Common Stock offered hereby is speculative in nature and involves a high degree of risk.

LIMITED OPERATING HISTORY; OPERATING LOSSES

         Bikers Dream commenced its operations in July, 1990 and has increased the size and scope of operations significantly in 1996 and 1997. In addition, the Company has only recently entered the business of manufacturing motorcycles and motorcycle parts and accessories. Accordingly, the Company has a limited operating history. Bikers Dream had losses, before provision for income taxes, of $2,287,967 and $4,029,368 for its fiscal years ended December 31, 1995 and 1996, respectively, and $3,135,000 for the nine months ended September 30, 1997. In addition, since the Company has recently begun to devote resources to the business of distributing new motorcycles manufactured by its own UAC subsidiary, a business in which the Company was not previously engaged, the Company is entering a line of business in which it previously has not had any experience. Accordingly, there is no assurance that Bikers Dream will be profitable in fiscal 1998 or thereafter.

COMPETITION


         The market in which the Company competes is highly competitive. The main source of competition for Bikers Dream's original business emphasizing sales and servicing of used Harley-Davidsons and sales of aftermarket parts and accessories for Harley-Davidsons is the licensed Harley-Davidson motorcycle dealer network, which primarily sells new Harley-Davidson motorcycles, accessories and parts and provides repair/maintenance service on all Harley-Davidson models. The Company believes that most of the licensed Harley-Davidson dealers do not emphasize the sale of used Harley-Davidson motorcycles or sell aftermarket accessories and apparel. In the event, however, that the sale of new motorcycles manufactured by UAC becomes a more significant part of the Company's business activities, such competition with dealers selling new Harley-Davidson motorcycles will be intensified. In addition, there are a substantial number of motorcycle shops which provide aftermarket parts, services and accessories to Harley-Davidson motorcycle owners. The Company believes that most of the aftermarket motorcycle shops are small, privately owned businesses with limited facilities, capital and other resources. The Company knows of only one organization which is attempting to compete with the Harley-Davidson dealer network on a national basis. This organization emphasizes apparel, and does not offer the broad line of parts and accessories offered by the Company. There can be no assurance, however, that current competitors will not expand their facilities and operations or that new competitors with substantial capital and other resources will not enter the market. The Company's UAC subsidiary will compete in the business of manufacturing new motorcycles with Harley-Davidson, and with several other foreign and domestic motorcycle manufacturers, such as Honda, Big Dog and Triumph, many of which have greater experience and substantially greater financial resources than the Company or UAC. In addition, there can be no assurance that other motorcycle and parts manufacturers will not enter the market.


DEPENDENCE ON MANAGEMENT


         The Company depends on members of senior management as well as on its ability to attract, retain and motivate additional qualified personnel. In particular, the Company is dependent on its Chief Executive Officer, Herm Rosenman. The competition for such personnel is intense, and the loss of the services of one or more of these key employees could have a material adverse effect on the Company. Although the Company has entered into an employment agreement with Mr. Rosenman there can be no assurance that the Company will be successful in retaining its existing key employees or in attracting and retaining any additional personnel it requires.


DEPENDENCE ON CONTINUED POPULARITY OF HARLEY-DAVIDSON MOTORCYCLES

         The success of the Company's original business is directly related to the popularity of Harley-Davidson motorcycles and the success of the Company's motorcycle manufacturing business is related to the continuing popularity of motorcycling as a recreational activity. There can be no assurance that the current popularity of Harley-Davidson motorcycles, or of motorcycling generally, and in particular their continued popularity among wealthy urban professionals with high levels of disposable income, will continue.

CONTROL BY DIRECTORS

         As of December 8, 1997, the Company's directors, directly or through affiliates, owned an aggregate of 2,963,000 shares of Common Stock (including at least 2,533,334 shares issuable upon the exercise of options). Accordingly, the existing directors will be able to exert significant control over the policy and affairs of the Company, including the election of directors.

MANAGEMENT OF GROWTH

         The Company's continued growth depends in part upon its ability to expand into new geographic areas, through the opening of new Superstores. There can be no assurance that the Company will be successful in such expansion. The Company's current expansion plans including its plans to enter into the business of distributing new motorcycles manufactured by UAC, could continue to place a significant strain on the Company's management, working capital and financial and management control systems. The Company's results of operations will be adversely affected if revenues do not increase sufficiently to compensate for the increase in operating expenses resulting from any expansion and there can be no assurance that any expansion will be profitable or that it will not adversely affect the Company's results of operations. In addition, the success of any expansion plans will depend in part upon the Company's ability to continue to improve and expand financial and management control systems, to attract, retain and motivate key employees, and to raise additional capital. There can be no assurance that the Company will be successful in these regards.

ADDITIONAL CAPITAL REQUIREMENTS; GOING CONCERN

         The Company will require substantial additional capital to implement its expansion plan and to support future growth. Any additional equity financing may be dilutive to shareholders, and debt financing may impose substantial restrictions on the Company's ability to operate and raise additional funds. There can be no assurance that additional capital will be available or that, if available, such capital will be on satisfactory terms.

         The Company's independent accountant has issued an opinion in connection with its audit of the financial results of fiscal year ended December 31, 1996, indicating that, in view of recurring losses from operations and the uncertainty of the ability of the Company to raise additional funds and ultimately achieve positive operating cash flows, substantial doubt exists as to the Company's ability to continue as a going concern. Although Management is continuing efforts to raise additional capital and implement profit enhancement policies, there can be no assurance that its efforts in these respects will be successful.

ABSENCE OF DIVIDENDS

         The Company has not paid any cash dividends on its Common Stock since its organization, and it is not anticipated that any cash dividends will be paid in the foreseeable future.

LIMITED PUBLIC MARKET FOR SECURITIES OF THE COMPANY.

         Although the Company's Common Stock is listed on the NASD Electronic Bulletin Board, to date there has been only an extremely limited and sporadic trading market for the Common Stock.

RISK OF LOW-PRICED SECURITIES

         Trading of the Company's common stock is conducted on the NASD Electronic Bulletin Board. Accordingly, investors could find it difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities. In addition, the Common Stock is subject to Rules 15g1-15g6 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally, a person with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with his or her spouse). For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and may affect the ability of investors to sell their securities in the secondary market.


         The Commission has also adopted regulations which define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the regulations require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market. The broker-dealer must also disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

         The Company's Common Stock, as of the date of this Prospectus, is within the definitional scope of a penny stock. As a result, the regulations on penny stocks could limit the ability of broker/dealers to sell the Company's securities and thus the ability of purchasers of the Company's securities to sell their securities in the secondary market.


OUTSTANDING OPTIONS

         As of December 8, 1997, the Company had granted options to purchase 6,150,622 shares of Common Stock at prices ranging from $0.87 to $3.00 per share. Under the terms of the options, the holders are given the opportunity to profit from a rise in the market price of the Common Stock, and their exercise may dilute the book value per share of the Common Stock. The existence of the options may adversely affect the terms on which the Company may obtain additional equity financing since the holders are likely to exercise their options at a time when the Company would otherwise be able to obtain needed capital on terms more favorable to the Company than could be obtained through the exercise of such options.

RULE 144 SALES

         While many of the shares of the Company's Common Stock presently outstanding are "restricted securities" as that term is defined by Rule 144 promulgated under the Securities Act of 1933 (the "Act"), and in the future may be sold only in compliance with Rule 144 or pursuant to registration under the Securities Act or pursuant to another exemption therefrom, many of such shares are, as of the date of this Prospectus, registered for resale on a registration statement filed with the Commission. For so long as such registration statement is current and effective, the shares owned by the selling shareholder and offered hereby may be sold without regard to the volume limitations, described below, set forth in Rule 144. Of the restricted shares not covered by a currently effective registration statement, all are currently eligible for sale under Rule 144. Generally, under Rule 144, each person having held restricted securities for a period of one year may, every three months, sell in ordinary brokerage transactions an amount of shares which does not exceed the greater of one percent (1%) of the Company's then outstanding shares of Common Stock, or the average weekly volume of trading of such shares of Common Stock as reported during the preceding four calendar weeks. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of the Common Stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above. Actual sales, or the prospect of sales by the present shareholders of the Company or by future holders of restricted securities under Rule 144, or otherwise, may, in the future, have a depressive effect upon the price of the Company's shares of Common Stock in any market that may develop therefor, and also could render difficult sales of the Company's securities purchased by investors herein.

LITIGATION


         David Bogert, Brenda Bogert and Bikers Dream of North Carolina, Inc. (the "Plaintiffs") filed an action against the Company on February 28, 1996 in the General Court of Justice, Superior Court Division, of Catawba County, North Carolina claiming breach of contract and violation by the Company of the requirements of the Federal Trade Commission Rule and the requirements of the North Carolina Business Opportunity Sales Statute in connection with the Company's sale of a franchise to the Plaintiffs in June 1994. The Plaintiffs are seeking recovery of all sums paid to the Company, and additional damages, including punitive damages, in excess of $20,000. In December 1996 , the Court dismissed the case pursuant to a provision in the License Agreement regarding arbitration of disputes. Arbitration is currently scheduled to begin in February.



         Harley-Davidson(TM) filed an action against the Company in January 1997, in the U.S. District Court, District of California, for trademark infringement, trade dress infringement, unfair competition and related claims. The anticipated trial date has been indefinitely postponed pending settlement discussions, although there can be no assurances as to the outcome of these discussions. The Company has denied the allegations that are the basis of these claims and intends to vigorously defend the action.



         On June 18, 1997 the Company was served as a co-defendant in a claim filed on March 12, 1997 in the Superior Court of the State of California for the County of Orange by Frank Pierce Jones. The complaint names several co-defendants, including Mull Acres Investments Inc., and seeks to recover from these several entities a $300,000 judgment previously obtained by the plaintiff from Tiffany Coachworks, Inc. Plaintiff has sued the Company on the theory that the Company is a successor to Tiffany Coachworks, insofar as the Company purchased the Ultra Kustom Cycles, and Ultra Kustom Parts business from Mull Acres Investments, which is allegedly an affiliate of Tiffany Coachworks. The Company has obtained demurrers to several of plaintiff s causes of action, and intends to defend itself vigorously against this claim. The Company also believes it is entitled to indemnification from Mull Acres Investments.


         Finally, the Company faces claims arising in the ordinary course of business. Except as discussed above, the Company is not presently aware of any such claims that could have a material adverse effect on its financial condition, although there can be no assurance that such claims will not be made in the future or that any such future claims, individually or in the aggregate, will not have an adverse effect on the Company's financial condition and its ability to conduct business.

                              PLAN OF DISTRIBUTION

         The shares being offered hereby will be offered and sold by the Selling Shareholder for their own accounts. The Company will not receive any of the proceeds from the sale of the shares pursuant to this Prospectus. The Company has agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be $_________.

         The Selling Shareholder may offer and sell the Shares from time to time in transactions in the over-the-counter market or in negotiated transactions, at market prices prevailing at the time of sale or at negotiated prices. The Selling Shareholder has advised the Company that he has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their Shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of Shares by the Selling Shareholder. Sales may be made directly or to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder or the purchasers of Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

         The Selling Shareholder and any broker-dealers acting in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Act, and any commissions received by them and any profit realized by them on the resale of Shares as principals may be deemed underwriting compensation under the Act.

         The Company has informed the Selling Shareholder that the anti-manipulative Rule 102 of Regulation M under the Exchange Act may apply to sales in the market and has furnished the Selling Shareholder with a copy of such Rule and has informed them of the need for delivery of copies of this Prospectus.

         Selling Shareholder may also use Rule 144 under the Act to sell the Shares if he meets the criteria and conforms to the requirements of such Rule.

                               SELLING SHAREHOLDER

         The following table sets forth certain information with respect to the Selling Shareholder. Except as set forth below, the Selling Shareholder is not currently an affiliate of the Company, and has not had a material relationship with the Company during the past three years.

                                                                          Maximum                Beneficial Ownership
                                       Beneficial Ownership         Number of Shares of           and Percentage of
Name of Selling Shareholder             of Common Stock at         Common Stock Offered           Common Stock After
                                         January 15, 1998                for Sale                  Giving Effect to
                                                                                                   Proposed Sale(1)

                                                                                                Number         Percent
                                                                                                ------         -------
Jeff Simons(2)                                245,616                     245,616                  0              0


(1) Assumes the sale of all shares covered by this Prospectus. There can be no assurance that the Selling Shareholder will sell any or all of the shares of Common Stock offered hereunder.

(2) Mr. Simons was the Company's Vice President from February 1995 through June 30, 1996.

                        DESCRIPTION OF CERTAIN SECURITIES

COMMON STOCK


         The Company's Articles of Incorporation authorize the issuance of 25,000,000 shares of Common Stock without par value, of which approximately 12,694,221 shares were outstanding as of January 21, 1998. The shares are fully paid and not subject to future calls or assessments.


         Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the shareholders and, upon the giving of notice as required by law, are entitled to cumulate their votes in the election of directors. Holders of shares of Common Stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares.

PREFERRED STOCK


         The Company's Articles of Incorporation authorize the issuance of 10,000,000 shares of Preferred Stock without par value. Two series of Preferred Stock have been designated to date, of which 30 have been designated Series A Preferred Stock and 8,000,000 have been designated Series B Convertible Preferred Stock. As of January 21, 1998, there were 3 (or 385,000 common equivalents) shares of Series A Preferred Stock and 6,481,385 shares of Series B Convertible Preferred Stock issued and outstanding. The Board of Directors has authority, without action by the shareholders, to issue all or any portion of the authorized but undesignated Preferred Stock in one or more series and to determine the voting rights, preferences as to dividends and liquidations, conversion rights and other rights to such series.


SERIES A PREFERRED STOCK


         The Series A Preferred Stock is convertible at the option of the holder, and the Company intends to request that holders consider converting into Common Stock prior to the completion of this Offering. There can be no assurance that such holders will agree to do so. Each share of Series A Preferred Stock shall have preference on liquidation, dissolution, or winding up of the assets of the Company equal to $175,000 per share, before any payment of any amount for, or the distribution of assets to, the holders of Common Stock in connection with any liquidation, dissolution, or winding up. Such shares of Series A Preferred Stock shall be entitled to an annual dividend of shares of Common Stock. The stock dividend will be paid each year on the anniversary date of issuance of the Series A Preferred Stock. No dividend may be paid on Common Stock at any time that the company is in arrears on payment of dividends on Series A Preferred Stock. The number of shares of Common Stock issuable as a stock dividend will be the product of (i) $175,000 divided by (ii) the closing bid price of common Stock as quoted by the NASD on the date of declaration. No dividend will be earned or paid on any share of Series A Preferred Stock in any year in which such share of Series A Preferred Stock is converted. Each share of Series A Preferred Stock shall be convertible at the option of the holder, at an initial conversion price of $2.50 per share, which is subject to adjustment, into shares of common Stock. Upon conversion, the holder of Series A Preferred Stock shall be entitled to receive the number of shares of Common Stock determined by dividing $175,000 by the conversion price. Shares of Series A Preferred Stock will automatically be converted if (a) the average closing price of the Common Stock is $5.00 per share or greater for ten (10) consecutive trading days or (b) after July 6, 1999, whichever comes first. If the holder of Series A Preferred Stock exercises the conversion privilege, the conversion price will be 75% of the greater of (a) the average of the closing bid price for the Common Stock for the ten (10) trading days immediately preceding receipt by the Company of notice to convert or (b) the closing bid price on the day immediately preceding receipt of notice to convert, provided however, that in no event shall the conversion price be less than $1.50 per share or greater than $2.50.


SERIES B CONVERTIBLE PREFERRED STOCK

         The Series B Convertible Preferred Stock is convertible at the option of the holder only after the first anniversary of their issuance. The Company intends to waive that restriction so that such shares could be converted immediately, and the Company then intends to request that holders consider converting into Common Stock prior to the completion of this Offering. There can be no assurance that such holders will agree to do so. The Series B Convertible Preferred Stock is entitled to receive a dividend of $.0975 per share per annum, which must be paid in full before dividend payment may be made to the holders of Common Stock or any capital stock ranking junior to or on a parity with the Series B Convertible Preferred Stock. Dividends are payable quarterly, commencing fifteen months after the date of issuance of the Series B Convertible Preferred Stock, and are cumulative. The dividend is payable in cash or in shares of Series B Preferred Stock. If paid in Series B Preferred Stock, the number of shares to be issued shall be determined by dividing the accrued dividend by the conversion price (defined below). The Series B Convertible Preferred Stock is entitled to a liquidation preference of $1.00 per share plus accrued and unpaid dividends, which must be paid upon the liquidation, dissolution or winding up of the Company, before the Company may make any liquidation distributions to holders of Common Stock or any capital stock ranking junior to or on a parity with the Series B Convertible Preferred Stock.

         Holders of shares of Series B Convertible Preferred Stock are entitled to that number of votes equal to the number of shares of Common Stock issuable upon conversion of the Series B Convertible Preferred Stock at the time the shares are voted, and are entitled to vote with the Common Stock except where a separate class vote is required by law or otherwise. All shares of Series B Convertible Preferred Stock may be redeemed by the Company at the option of Board of Directors, pro rata, at any time or from time to time in whole or in part commencing one year after the date of issuance at a redemption price of $1.125 per share, plus all accumulated and unpaid dividends to the date fixed for redemption. The shares of Series B Convertible Preferred Stock are convertible at the option of the holder at any time after the first anniversary of issuance and will be automatically converted by the Company, in the event that the closing price of the Common Stock has equaled or exceeded $3.00 for any period of ten consecutive trading days following January 1, 1998, into shares of Common Stock, at the initial conversion price, which is subject to adjustment upon the occurrence of certain specified events, of $1.00 per share.

WARRANTS

         Series D Warrants: The warrants consisting part of the Units were issued to the holders of the Preferred Stock following issuance of the Preferred Stock and upon amendment of certain of the original terms of the Units. The Warrants expire on February 5, 2000. The warrants were originally exercisable at $5.00 per share, but the exercise price was reduced to $3.15 per share, and the exercise price may be further reduced at the option of the Board. Each warrant is redeemable at the option of the Company at a redemption price of $3.15 per warrant (formerly $5.00 per warrant) provided the average of the bid and ask prices for the Common Stock equals or exceeds $5.00 (formerly $7.50) for ten
(10) consecutive trading days. The Company must provide prior notice of the intent to redeem the warrants.


         Finders Fee Warrants: Warrants to purchase 35,000 shares of the Company's Common Stock were issued to Private Investors Equity Group in payment of a finders fee in connection with the sale of the Units. The warrants are exercisable at a price of $3.00 per share at any time prior to June 3, 1999.


         Series C Warrants: In January, 1997, the Company issued an aggregate of $2,210,000 principal amount of promissory notes (the "Notes") bearing interest at the rate of 12%. Principal and interest on the Notes are due on January 31, 1998. In connection with the issuance of Notes, the Company issued warrants exercisable at a price of $1.625 per share at any time prior to January 31, 2002 to acquire an aggregate of shares of Common Stock.

REGISTRAR AND TRANSFER AGENT

         The Registrar and Transfer Agent for the Company's Common Stock is American Securities Transfer, 1825 Lawrence Street, Suite 444, Denver, Colorado 80202.

                                     EXPERTS


         The audited consolidated financial statements and schedules of the Company and its subsidiaries incorporated by reference in this Prospectus have been examined by Singer Lewak Greenbaum & Goldstein, LLP, principal independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.


                                  LEGAL MATTERS

         Certain legal matters in connection with the legality of the securities offered hereby will be passed upon for the Company by Day Campbell & McGill, 3070 Bristol, Suite 650, Costa Mesa, California 92626. Rowland W. Day II, a partner in the firm is a former officer and director of the Company. Partners in the firm, including Mr. Day, own an aggregate of 468,527 shares, and options to purchase 513,000 shares, of the Company's common stock.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         Expenses payable in connection with the distribution of the securities being registered (estimated except for the registration fee), all of which will be borne by the Registrant, are as follows:


         Registration Fee                   $60.44
         Legal Fees and Expenses            $_____
         Accounting Fees                    $_____
         Miscellaneous Expenses             $_____

                  Total                     $_____


Item 15.  Indemnification of Directors and Officers.

         The liability of the Registrant's controlling person, officers or directors is or may be affected in such capacity by the following:

         Section 317 of the California General Corporation Law makes provision for the indemnification of officers and directors in terms sufficiently broad to include indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The Amended and Restated Articles of Incorporation of the Registrant authorize the Registrant to provide indemnification of its officers, directors and agents for breach of duty to the Registrant and its shareholders through bylaw provisions or indemnification agreements, or both, in excess of the indemnification otherwise permitted by California law, subject to certain limitations.

         The Registrant's Bylaws provide for the indemnification of its officers and directors to the fullest extent permitted by law. In addition, the Registrant currently maintains directors' and officers' liability insurance and has entered into indemnification agreements with its directors and certain of its officers.

         In addition, as permitted by Section 204(a)(10) of the California General Corporation Law, the Amended and Restated Articles of Incorporation of the Registrant provide that the liability of a director of the Registrant for monetary damages shall be eliminated to the fullest extent permissible under California law. However, as provided by California law, such limitation of liability will not act to limit the liability of a director for (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interest of the Registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances in which the director was aware or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Registrant or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its shareholders, (vi) any improper transactions between a director and the Registrant in which the director has a material financial interest or (vii) any unlawful distributions to the shareholders of the Registrant or any unlawful loan of money or property to, or a guarantee of the obligation of, any director of officer of the Registrant.

                                 EXHIBIT INDEX

Exhibit
Number         Description of Exhibit
------         ----------------------
  3.1*         Articles of Incorporation of the Company

  3.2*         Certificate of Amendment to Articles of Incorporation

  3.3*         Amended and Restated Bylaws of the Company

  5 Opinion of Day Campbell & McGill as to the legality of the shares of Common Stock registered hereunder**

 23.1          Consent of independent accountants

 23.2          Consent of Day Campbell & McGill**


* Filed as an exhibit to the Company's Registration Statement on Form SB-2 filed with the Commission May 31, 1995 (Registration No. 33-92294) and Amendment No. 1 thereto filed with the Commission on October 16, 1995.

** To be filed by amendment.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on January 26, 1998.


                                       BIKERS DREAM, INC.
                                       Registrant



                                       By: /s/ HERM ROSENMAN
                                           -------------------------------
                                           Herm Rosenman
                                           Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.



         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Herm Rosenman and Anne Todd, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any or all further amendments to this Form S-3 Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



/s/ HERM ROSENMAN
-------------------------------                         January 26, 1998
Herm Rosenman
Chief Executive Officer

/s/ ANNE TODD
-------------------------------                         January 26, 1998
Anne Todd
Corporate Controller


-------------------------------
Humbert B. Powell, III
Director

/s/ TERRENCE QUINN
-------------------------------                         January 27, 1998
Terrence Quinn
Director


-------------------------------
John Russell
Director

/s/ DONALD DUFFY
-------------------------------                         January 27, 1998
Donald Duffy
Director

Item 16.  Exhibits.



        Exhibit
        Number                                      Description of Exhibit
        ------                                      ----------------------
         3.1*              -                Articles of Incorporation of the Company

         3.2*              -                Certificate of Amendment to Articles of Incorporation

         3.3*              -                Amended and Restated Bylaws of the Company

         5                 -                Opinion of Day Campbell & McGill as to the legality of the shares of
                                            Common Stock registered hereunder.**

         23.1              -                Consent of independent accountants.

         23.2              -                Consent of Day Campbell & McGill**



* Filed as an exhibit to the Company's Registration Statement on Form SB-2 filed with the Commission May 31, 1995 (Registration No. 33-92294) and Amendment No. 1 thereto filed with the Commission on October 16, 1995.

** To be filed by amendment.

Item 17.  Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         Provided however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


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